Exhibit 10.4

CHARTERBANK

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR

ROBERT L. JOHNSON

I. Purpose of the Plan

CharterBank, a federally chartered thrift (the “Employer”) has adopted this Amended and Restated CharterBank Supplemental Executive Retirement Plan Agreement for Robert L. Johnson (the “Plan”) to provide supplemental retirement benefits to Robert L. Johnson, an individual resident of Alabama (the “Executive”), in recognition of his service and contributions made to the Employer. The Salary Continuation Plan between Employer and Executive was originally entered into on January 1, 2009 to encourage the Executive to remain an employee of the Employer and to provide salary continuation benefits to the Executive from the Employer’s general assets and was subsequently frozen as of June 30, 2012. Thereafter, the Employer adopted the Supplemental Executive Retirement Plan Agreement on September 25, 2012 between the Employer and the Executive to provide certain supplemental nonqualified pension benefits to the Executive. For ease of ongoing administrator, the Employer is now consolidating these plans into this Plan, effective as of December 15, 2015. An example of the benefits to be provided under this Plan is attached hereto as Appendix A. In the event of any conflict between Appendix A and the terms of this Plan, the terms of this Plan shall control.

II. Effective Date

This Plan shall be effective on December 15, 2015, provided it is approved by the Board of Directors of the Employer prior to its effective date. The Plan shall continue until terminated as described in Section XIV below.

III. Definitions

“Account Balance” means, as of any date, the accounting of the Employer’s contributions to a bookkeeping account for the Executive on the Employer’s books. The Account Balance also represents the liability that should be accrued by the Employer under general accepted accounting principles (“GAAP”) on behalf of the Executive. Each year, the Employer shall credit contributions to the Account Balance for the Plan Year as set forth above. In its discretion, the Board may increase or decrease the actual amount of annual contributions or purchase an Annuity Contract to fund the Account Balance. The Employer will no longer make annual contributions, if any, to the Account Balance for any reason other than death or Disability for any Plan Year beginning after the later of the Executive’s Termination of Employment or the Executive’s Normal Retirement Age 65. Except in the case of Executive’s Termination of Employment due to Disability, no annual contribution shall be made by the Employer for the Plan Year following the Plan Year in which the Executive incurs a Termination of Employment. Contributions to the Account Balance by the Executive are prohibited.

“Annuity Contract” means the annuity contract and Riders in which the Employer has initially invested to satisfy its obligations to provide benefits under Articles V, VI, VII and VIII of this Plan.

“Cash Surrender Value” means the cash surrender value of the Annuity Contract(s) and Rider as defined by the insurance company which issued the contracts.

“Change in Control” means a change in the ownership or effective control of the relevant corporation, or in the ownership of a substantial portion of the assets of the relevant corporation, as such change in defined in Treasury Regulations Section 1.409A-3(i)(5). The “relevant corporation” means the Employer or any corporation that is a majority shareholder (i.e., owns more than fifty percent (50%) of the total fair market value and the total voting power of the equities securities) of the Employer or of any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the Employer; provided, however, that for purposes of determining whether a “change in the effective control of the relevant corporation” has occurred, the sole relevant corporation shall be the corporation for which no other corporation is a majority shareholder. As of December 15, 2015, the relevant corporations are the Employer and Charter Financial Corporation.

“Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Medical determination of Disability can be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A of the Internal Revenue Code. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

“Early Retirement Age 62” means the date before age sixty-five (65) on which the Executive reaches age sixty-two (62) or performs at least ten (10) Years of Service with the Employer, whichever occurs later. This date is used in determining the payment date for the “Supplemental Executive Retirement Plan” described in Article V of this Plan.

“Early Retirement Date at Age 62” means the date of the Executive’s Termination of Employment upon or following the completion of ten (10) Years of Service as of June 30, 2012 with the Employer and attaining age sixty-two (62), but before Normal Retirement Age 65, for reasons other than death, Disability, Termination for Cause as described in Article V, termination under Article IX of the Plan, or Termination of Employment within two (2) years after a Change in Control. This date is used in determining the payment date for the “Frozen Salary Continuation Plan” described in Article IV of this Plan.

“Normal Retirement Age 65” means the later of the date the Executive reaches age sixty-five (65) or completes ten (10) Years of Service, whichever is later. This date is used in determining the payment date for the “Supplemental Executive Retirement Plan” described in Article V of this Plan.

“Normal Retirement Date at Age 65” means the date of the Executive’s Termination of Employment on or after the Executive (i) reaches age sixty-five (65) or (ii) completes ten (10) Years of Service as of June 30, 2012, for reasons other than death, Termination for Cause, termination under Article IX of the Plan, or Termination of Employment within two (2) years after a Change in Control. This date is used in determining the payment date for the “Frozen Salary Continuation Plan” described in Article IV of this Plan.

“Plan Administrator” means the plan administrator described in Article XI.

“Rider” means the “Income Rider” attached to the Annuity Contracts and riders as an endorsement or other product feature that operates as an “Income Rider,” with such feature providing for a withdrawal or payment feature for the life of the annuitant.

“Specified Employee” means an employee who at the time of Termination of Employment is a “specified employee” within the meaning of Treasury Regulations Section 1.409A-1(i) with respect to the Employer or any entity aggregated with the Employer as the “service recipient” within the meaning of Treasury Regulations Section 1.409A-1(g).

“Termination for Cause” means the definitions stated in Articles IV and V, as applicable.

“Termination of Employment” with the Employer means the Executive’s termination from the Employer and all entities aggregated with the Employer as the “service recipient” within the meaning of Treasury Regulation Section 1.409A-1(g) that constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).

“Years of Service” means each year the Executive is employed by the Employer measured on an elapsed time basis from the first day worked through Termination of Employment.

IV. Retirement Benefits Pursuant to the Frozen Salary Continuation Plan

A.	Retirement Benefits pursuant to the Frozen Salary Continuation Plan. The Executive shall be entitled to the first to occur of the following benefits that were frozen under the Salary Continuation Plan as of June 30, 2012, plus six percent (6%) interest (compounded monthly) for each month:

(i)	Normal Retirement Benefit at Age 65. Upon the Executive’s Normal Retirement Date at Age 65, beginning on the first day of the month after the Executive’s Normal Retirement Date at Age 65, the Executive shall receive $1,124,592.00 paid over fifteen (15) years in 180 equal monthly installments of $6,247.73 each month plus six percent (6%). For example, the monthly benefit paid over fifteen (15) years is $9,348.00 (including principal plus interest).

(ii)	Early Retirement Benefit at Age 62. Upon the Executive’s Early Retirement Date at Age 62, beginning on the first day of the month after the Executive’s Early Retirement Date at Age 62, the Executive shall receive $1,124,592.00 paid over fifteen (15) years in 180 equal monthly installments of $6,247.73 each month plus six percent (6%). For example, the monthly benefit paid over fifteen (15) years is $9,348.00 (including principal plus interest).

(iii)	Early Termination Benefit pursuant to the Frozen Salary Continuation Plan. Subject to Article IX of the Plan, if the Executive has a Termination of Employment other than a Termination for Cause, death, Disability, termination under Article IX of the Plan, or Termination of Employment within two (2) years after a Change in Control, upon or following the completion of ten (10) Years of Service as of June 30, 2012 but before the Executive’s Early Retirement Date at Age 62 or the Executive’s Normal Retirement Date at Age 65, the Executive shall receive $1,124,592.00 paid over fifteen (15) years in 180 equal monthly installments of $6,247.73 plus six percent (6%) each month beginning on the first day of the month after the Executive attains age 65. For example, the monthly benefit paid over fifteen (15) years is $9,348.00 (including principal plus interest).

B.

Offset Amount. If the Executive’s benefit under the Benefit Restoration Plan of Charter Financial Corporation (the “Benefit Restoration Plan” which is a separate stand-alone agreement attached hereto, for information only, as Appendix B) is paid to the Executive in one hundred twenty (120) monthly installments, then each of the last one hundred twenty (120) monthly installments payable under this Article IV shall be reduced by each corresponding monthly installment payment paid under the Benefit Restoration Plan during such one hundred twenty (120) month period. If the Executive’s benefit under the Benefit Restoration Plan is paid in a lump sum, then each monthly installment under this Article IV shall be reduced by the amount of the monthly payment that would have been made under the Benefit Restoration Plan if one hundred eighty (180) equal monthly installments with a present value using the discount rate equal to such lump sum had been paid under such Benefit Restoration Plan. The discount rate is based on the yield on a 20-year corporate bond rated AA by Moody’s, rounded to the nearest 1⁄4%, or as otherwise determined by a regulatory body applicable to the Employer. The initial discount rate on January 1, 2009 is 6%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP and consistent with the Interagency Advisory on Accounting for Deferred Compensation Agreements which states that the “cost of those benefits shall be accrued over that period of the employee’s service in a systematic and rational manner.”

C.	Termination for Cause. No benefits will be paid to the Executive under this Article IV if the Executive incurs a Termination of Employment for “cause.” For purposes of this Article IV, “cause’ shall have the same definition specified in any effective severance or employment agreement existing between the Executive and the Employer at the date of the Executive’s Termination of Employment. If the Executive is not a party to a severance or employment agreement containing a definition of “termination for cause,” Termination for Cause means, for purposes of this Article, the Employer terminates the Executive’s employment because of:

(i)	Fraud;

(ii)	Embezzlement;

(iii)	Commission by the Executive of a felony;

(iv)	A material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities, and obligations to the Employer or an affiliate;

(v)	Any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Employer or affiliate, or which has a material adverse impact on the business or reputation of the Employer or an affiliate (such determination to be made by the Board of Directors of the Employer in its reasonable judgment);

(vi)	Intentional material damage to the property or business of the Employer or an affiliate;

(vii)	Gross negligence; or

(viii)	The ineligibility of the Executive to perform his duties because of a ruling, directive, or other action by any agency of the United States or any state of the United States having regulatory authority over the Employer or an affiliate;

But in each case, only if:

(1)	The Executive has been provided with written notice of any assertion that there is a basis for Termination for Cause from the Chairman of the Personnel and Compensation Committee or the Chairman of the Audit Committee, which notice shall specify in reasonable detail specific facts regarding any such assertion,

(2)	Such written notice is provided to the Executive a reasonable time (and in any event no less than three business days) before the Board of Directors of the Employer meets to consider any possible termination for Cause;

(3)	At or prior to the meeting of the Board of Directors of the Employer to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board of Directors of the Employer with respect to the matters described in the written notice;

(4)	Any resolution or other action by the Board of Directors of the Employer held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of at least two-thirds of the entire Board of Directors of the Employer (excluding the Executive) at a meeting duly called and held; and

(5)	The Executive is promptly provided with a copy of the resolution or other corporation action taken with respect to such termination.

No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer.

V. Retirement Benefits Pursuant to the

Supplemental Executive Retirement Plan

A.	Retirement Benefits pursuant to the Supplemental Executive Retirement Plan. Subject to Article IX of the Plan, the Executive shall also be entitled to the first to occur of the following benefit:

(i)	Normal Retirement Benefit at Age 65. Upon the Executive’s Termination of Employment on or after the Executive’s Normal Retirement Age 65 for any reason other than death or Disability, the Executive will be entitled to a benefit whose present value will equal the Account Balance. The benefit will be paid in an actuarially equivalent single life annuity in an amount determined pursuant to the Annuity Contract and Rider, payable in monthly installments for the life of the Executive commencing on the first day of the second month following the date of the Executive’s Termination of Employment.

(ii)	Early Retirement Benefit at Age 62. Upon the Executive’s Termination of Employment on or after the Executive’s Normal Retirement Age 65 for any reason other than death or Disability, the Executive will be entitled to a benefit whose present value will equal the Account Balance. The benefit will be paid in an actuarially equivalent single life annuity in an amount determined pursuant to the Annuity Contract and Rider, payable in monthly installments for the life of the Executive commencing on the first day of the second month following the date of the Executive’s Termination of Employment.

(iii)	Termination Prior to Early Retirement Age 62. If the Executive incurs a Termination of Employment for any reason other than death or Disability prior to the Executive’s Early Retirement Age 62, no benefit will be paid.

B.	Actuarial Equivalence. For purposes of determining actuarial equivalence for converting the Executive’s Account Balance into a single life annuity, reasonable actuarial assumptions within the meaning of Treasury Regulations Section 31.3121(v)(2)-1 shall be used.

C.	Termination for Cause. No benefits will be paid to the Executive under this Article V if the Executive incurs a Termination of Employment for “cause.” For purposes of this Article V, “cause’ shall have the same definition specified in any effective severance or employment agreement existing between the Executive and the Employer at the date of the Executive’s Termination of Employment. If the Executive is not a party to a severance or employment agreement containing a definition of “termination for cause,” Termination for Cause means, for purposes of this Article, the Employer terminates the Executive’s employment because of:

(i)	The willful and continued failure by the Executive to perform substantially his duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Chairman of the Personnel and Compensation Committee or the Chairman of the Audie Committee which specifically identified the manner in which such person believes that the Executive has not substantially performed his duties or has failed to follow the policies and procedures of the Employer, which failure to perform causes material and demonstrable economic harm to the Employer or its affiliates;

(ii)	The willful engaging by the Executive in illegal conduct which is materially and demonstrably injurious to the Employer;

(iii)	The conviction of, or a plea of guilty or nolo contendere to, a felony;

(iv)	The failure to cooperate with all government authorities on matters pertaining to any investigation, litigation, or administrative proceeding concerning the Employer;

(v)	The willful and material breach of any written code of business conduct and/or ethics now or hereafter adopted by the Employer (however, to the extent the breach is curable, the Employer must give the Executive notice and a reasonable opportunity to cure);

(vi)	Becoming subject to the prohibitions of Section 19(a)(1) of the Federal Deposit insurance Act or Section 21C(F) of the Exchange Act; or

(vii)	The failure to comply with the terms of this Plan.

For purposes of this paragraph, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duty adopted by the Board of Directors of the Employer or based upon the advice of counsel for the Employer or upon the instructions of the Chairman of the Personnel and Compensation Committee, the Chairman of the Audit Committee, or other senior executive officer of the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. It is also expressly understood that the Executive’s attention to matters or engagement in activities not directly related to the business of the Employer shall not provide a basis for Termination for Cause so long as the Board of Directors of the Employer has approved engagement in such activities prior to or following a Change in Control. Notwithstanding the foregoing, in the case of clause (i), (ii), (iv), (v), or (vi) of this paragraph, the Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board of Directors of the Employer (excluding the Executive if he is a member of the Board of Directors of the Employer) at a meeting called and held (in whole or in part) for such stated purpose (after reasonable notice and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors of the Employer), finding that in the good faith opinion of the Board of Directors of the Employer that the Executive was guilty of the conduct set forth above in such clause of this paragraph and specifying the particulars thereof in detail. The Employer must notify the Executive of any event constituting a Termination for Cause within ninety (90) days following the Employer’s knowledge of its existence or such event shall not constitute a Termination for Cause under this Article.

VI. Change in Control Benefits

Upon a Change in Control, the Executive shall be entitled to both of the following benefits:

A.	Change in Control Benefit pursuant to the Frozen Salary Continuation Plan. Upon the Executive’s Termination of Employment within two (2) years after a Change in Control, the Executive shall receive $1,124,592.00 paid over fifteen (15) years in 180 equal monthly installments of $6,247.73 plus six percent (6%) each month beginning on the first day of the month after the month after the Executive’s Termination of Employment, plus six percent (6%) interest (compounded monthly) for each month. For example, the monthly benefit paid over fifteen (15) years is $9,348.00 (including principal plus interest).

This Change in Control benefit will be offset by the amount described in Article IV Section B. This Change in Control benefit will be in lieu of the “Retirement Benefits Pursuant to the Frozen Salary Continuation Plan” in Article IV.

B.	Change in Control Benefit pursuant to the Supplemental Executive Retirement Plan. If a Change in Control occurs prior to the Executive’s Termination of Employment and before the commencement of the “Retirement Benefits upon Termination of Employment pursuant to the Supplemental Executive Retirement Plan” described in Article V, the Executive will be entitled to a benefit equal to the Cash Surrender Value of the Annuity Contract referred to in this Plan plus any surrender charge as defined in the Annuity Contract as of the date of the Change in Control. The Change in Control benefit will be paid to the Executive in a single lump sum within thirty (30) days of the date of Change in Control. The Bank may assign the Annuity Contracts and Riders to the Executive in satisfaction of the benefit payable under this section and reduce the Employer’s obligation under this Section. This Change in Control benefit will be in lieu of the “Retirement Benefits Pursuant to the Supplemental Executive Retirement Plan” described in Article V.

VII. Disability Benefits

Upon a Disability, the Executive shall be entitled to the following benefits (subject to the other stated criteria):

A.	Disability Benefit pursuant to the Frozen Salary Continuation Plan. Upon the Executive’s Disability before reaching Normal Retirement Age 65, the Executive shall receive $1,124,592.00 paid over fifteen (15) years in 180 equal monthly installments of $6,247.73 plus six percent (6%) each month beginning on the first day of the month after the Executive’s Disability, plus six percent (6%) interest (compounded monthly) for each month. For example, the monthly benefit paid over fifteen (15) years is $9,348.00 (including principal plus interest).

B.	Disability Benefit. In the event the Executive should incur a Disability while actively employed by the Employer at any time prior to the Executive’s Termination of Employment prior to the Executive’s Normal Retirement Age 65, the Employer will continue to make annual contributions and interest credits to the Account Balance until the Executive’s Normal Retirement Age 65. Commencing on the first day of the second month following the Executive’s Normal Retirement Age 65, the Executive shall be paid the present value of the Account Balance (at the Executive’s Normal Retirement Age 65) in an actuarially equivalent single life annuity in an amount determined pursuant to the Rider, payable in monthly installments for the life of the Executive. This benefit shall be in lieu of any other benefit under this Plan.

VIII. Death Benefits

A.	Death During Active Service. Upon the Executive’s death while in service to the Employer, the Employer shall pay to the Executive’s beneficiary the following death benefits:

(i)	Death Benefits pursuant to the Frozen Salary Continuation Plan. Upon the death of the Executive while in service to the Employer, the Employer shall pay to the Executive’s beneficiary $1,124,592.00 paid over fifteen (15) years in 180 equal monthly installments of $6,247.73 each month beginning on the first day of the month after the Executive’s death, plus six percent (6%) interest (compounded monthly) for each month. For example, the monthly benefit paid over fifteen (15) years is $9,348.00 (including principal plus interest).

(ii)	Death Benefits pursuant the Supplemental Executive Retirement Plan. Upon the death of the Executive while in service to the Employer, the Employer shall pay to the Executive’s beneficiary the present value of the benefit of the Account Balance as of the date of the Executive’s death in lieu of any other benefit under this Plan. The benefit shall be paid to the Executive’s beneficiary over fifteen (15) years in one hundred eighty (180) equal monthly installments beginning on the first day of the month following submission of proof of claim substantiating the Executive’s death. The beneficiary shall have no right to designate the taxable year of the first payment.

B.	Death During Benefit Period. Upon the death of the Executive after the Executive is eligible to receive the benefits described in Article IV or V but before receiving all of the payments for such benefits, the Executive’s beneficiary will receive the following death benefits:

(i)	Death Benefits pursuant to the Frozen Salary Continuation Plan. Upon the death of the Executive after the Executive is eligible to receive the benefits described in Article IV but before receiving all of the payments for such benefits, the Executive’s beneficiary will receive the remaining payments described in Article IV made in the same amounts and the same times as if made to the Executive had the Executive survived.

(ii)	Death Benefits pursuant to the Supplemental Executive Retirement Plan. Upon the death of the Executive after the Executive is eligible to receive the benefits described in Article V but before receiving all of the payments for such benefits, the Executive’s beneficiary will receive the remaining Account Balance, payable in a lump sum, within thirty (30) days after submission of proof of claim substantiating the Executive’s death. The beneficiary shall have no right to designate the taxable year of the payment.

C.	Beneficiary Designation. The Executive shall have the right to designate at any time a beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other benefit plan of the Employer in which the Executive participates. The Executive shall designate a beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent on the proper Beneficiary Designation Form.

D.	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate; provided, however, that the personal representative of the Executive’s estate may assign the right to receive payment to the heirs under the Executive’s estate, or in the absence of a will, the Executive’s heirs in accordance with the applicable intestacy statute.

E.	Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

IX. General Limitations

A.

No Duplication of Benefits. Notwithstanding any provision of this Plan, the Executive and the Executive’s beneficiary are entitled to the benefits described in Articles VI and V, Article VI, Article VII, or Article VIII of this Plan, which shall be determined by the first event to occur that is addressed in the Plan. Subsequent occurrence of events in this Plan shall not entitle the Executive or the Executive’s Beneficiary to other or additional benefits under the Plan. (For the avoidance of doubt, Executive is entitled to both the benefits described in Articles IV and V upon a Termination of Employment and satisfying the other criteria described in those Articles.)

B.	Termination for Cause. If the Executive experiences a Termination of Employment which is a Termination for Cause, notwithstanding any provision of this Plan to the contrary, the Employer will have no obligations under this Plan to pay the Executive the benefits described in this Plan.

C.	Misstatement. No benefits shall be paid under this Plan if the Executive makes any material misrepresentation of fact on any application for life insurance purchased by the Employer.

D.	Removal. Despite any contrary provision of this Plan, if the Executive is removed from office or permanently prohibited from participating in the Employer’s affairs by an order issued under section 8(e) or 8(g) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) or 1818(b), all obligations of the Employer under this Plan shall terminate as of the effective date of the order.

E.	Default. Despite any contrary provision of this Plan, if the Employer is in “default” or “in danger of default”, as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1913(x), all obligations under this Plan shall terminate.

F.	FDIC Open-Employer Assistance. All obligations under this Plan shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer, at the time the federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. 1923(c).

G.	No Golden Parachutes. Notwithstanding anything contained in this plan to the contrary, no payments shall be made hereunder in contravention of the golden parachute payment and indemnification payment restrictions contained in regulations adopted pursuant to Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k).

H.	Distributions Upon Income Inclusion under Code Section 409A. Upon the inclusion of any amount into the Executive’s or the Executive’s beneficiary’s income as a result of the failure of this Plan to comply with the requirements of Section 409A of the Code, a distribution shall be made in an amount equal to the lesser of the amount required to be included in income as a result of such failure or the Account Balance.

X. Compliance with Section 409A of the Internal Revenue Code

A.	Restriction on Timing of Payments. Notwithstanding any provision of this Plan to the contrary, benefit distributions that are made to a Specified Employee upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event the Executive is a Specified Employee, any distribution which would otherwise be paid to the Executive within the first six (6) months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on: (i) the first day of the seventh month following the Executive’s Termination of Employment if the benefits are attributable to Article IV or Section 1 under Article VI, or (ii) within five (5) business days after the end of the six (6) month delay if the benefits are attributable to Article V, Section 2 under Article VI, or any other provision in this Plan. All subsequent distributions shall be paid in the manner specified in this Plan.

XI. Plan Administration

A.	Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Executive under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan. The Plan Administrator shall administer the Plan and shall have all powers necessary or appropriate to enable it to carry out its duties including, without limitation, the power to interpret the Plan and to make, establish and change rules and procedures with respect to the operation of the Plan. The Administrator shall have the authority to decide all questions arising under the Plan including those involving an individual’s eligibility for Benefits and to determine the amount of any Benefit to be paid to any Participant or Beneficiary hereunder. All such decisions shall be conclusive and binding on all persons.

B.	Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

C.

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contracts and Riders as contemplated hereunder; therefore, in such even, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.

D.	Indemnity of the Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the plan Administrator or any of its members.

E.	Required Information: Each Executive and Executive’s beneficiary shall furnish the Plan Administrator such information as it shall consider necessary or desirable for purposes of administering the Plan. The provisions of the Plan respecting the payment of any benefit are conditional upon the Plan Administrator’s prompt receipt of such information. The Employer, the Plan Administrator and any other party involved in the administration of the Plan shall be entitled to rely upon any information furnished by the Executive or the Executive’s beneficiary with respect to any matters required to be determined hereunder and shall not be liable on account of the payment of any moneys or the doing of any act or failure to act in reliance thereon.

XII. Funding of the Plan

A.	Unfunded Arrangement. The Executive and the Executive’s beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent a mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

B.	Ownership of Assets. Any assets which may be used to discharge the Employer’s obligations under this Plan shall be and remain the property of the Employer. No person other than the Employer shall, by virtue of this Plan, have any interest in such assets and no Executive or beneficiary shall have any right, title or interest in, or claim to, any investments the Employer may make to aid the Employer in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

C.	Annuity Contract and Other Investments. The Employer is the sole owner of the Annuity Contracts and Riders and any other investments for the Plan and shall have the right to exercise all incidents of ownership of the annuity Contracts and Riders and any other investments. The Employer shall be the beneficiary of the death proceeds of the Annuity Contracts and Riders. The Employer shall at all times be entitled to the annuity Contract’s cash surrender value, as that term is defined in the Annuity Contract. Notwithstanding any provision hereof to the contrary, the Employer shall have the right to sell or surrender the Annuity Contracts and Riders without terminating this agreement, and the Employer may replace the Annuity Contracts and Riders with a comparable annuity policy or assets of comparable value.

D.	Rabbi Trust. The Employer may establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan. The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. The Executive and his beneficiaries shall have no beneficial ownership interest in any assets held in the trust.

XIII. Claims and Review Procedures

A.	Filing A Claim. Any person having a claim for the payment of a benefit pursuant to this Plan shall file such claim with the Plan Administrator in writing on a form furnished by the Plan Administrator.

B.	Denial of Claims: In the event any such claim is denied or not paid within sixty (60) days after the date of the filing thereof, the Plan Administrator shall notify the claimant in writing of the specific reasons for the denial or nonpayment, the specific provisions of this Plan upon which such denial or nonpayment is based and the appeal procedures set forth below.

C.	Appeal Procedures: The Plan Administrator shall review appeals of claims which have been denied or have not been paid. Any claimant whose claim has been denied or has not been paid within said sixty (60) day period may file a written appeal of such denial or nonpayment with the Plan Administrator within sixty (60) days after the expiration of said sixty (60) day period together with such information concerning such claim as the claimant desires the Plan Administrator to consider in its review of such denial or nonpayment. Not later than sixty (60) days after its receipt of any such appeal, the Plan Administrator shall notify the claimant in writing of its decision on such appeal setting forth the specific reasons for its decision and the provisions of the Plan upon which its decision is based.

D.	Disputes: If a dispute arises as to the proper recipient of any payment, the Plan Administrator, in its sole discretion, may withhold or cause such payment to be withheld until the dispute shall have been settled or determined by a court of competent jurisdiction.

XIV. Miscellaneous

A.	Amendment and Termination: Subject to this Article, this Plan may be amended solely by a written agreement signed by the Employer and by the Executive, and, except as otherwise provided herein, this Plan may be terminated solely by a written agreement signed by the Employer and by the Executive. Notwithstanding the foregoing, if existing tax laws, rules, and regulations change and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This paragraph shall become null and void effectively immediately if a Change in Control occurs.

B.	Binding Effect. This Plan shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, legal representatives, and transferees.

C.	No Guarantee of Employment. This Plan is not an employment policy or contract. This Plan does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

D.	Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

E.	Tax Withholding. The Employer shall withhold any taxes that are required to by withheld from the benefits provided under this Plan.

F.	Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Plan shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the principles of conflict of laws of such state.

G.	Severability. If any provision of the Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

H.	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

I.	Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors at CharterBank, 1233 O.G. Skinner Drive, West Point, Georgia 31833.

J.	Entire Agreement. This Plan constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Plan other than those specifically set forth herein.

K.	Payment of Legal Fees. In the event litigation ensures between the parties concerning the enforcement of the obligations of the parties under this Plan, the Employer shall promptly pay (but not later than two (2) months after such expenses are incurred) all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Employer has signed this Plan as of the 15th day of December, 2015.

EXECUTIVE	CHARTERBANK

Robert L. Johnson

By:
Title:

APPENDIX A

SAMPLE CALCULATION OF BENEFITS

This is a projected sample calculation of benefits only. Benefits will be payable under the terms of the Plan. In the case of a discrepancy between this Appendix A and the terms of the Plan, the Plan will control.

Year	Age	Normal Retirement Annual Benefit (Single Life Annuity)	Early Retirement Annual Benefit (Single Life Annuity)	Disability Annual Benefit (Single Life Annuity)	SERP Change-in- Control (Lump Sum Benefit) (excluding Change-in- Control payments from Frozen Salary Continuation Plan)	Preretirement Death Benefit (Paid Annually)
2012	59	—	—	—	$1,046,407	$4,680
2013	60	—	—	—	$1,119,009	$13,466
2014	61	—	—	—	$1,191,482	$23,290
2015	62	—	$66,807	—	$1,263,811	$34,243
2016	63	—	$72,720	—	$1,335,980	$46,428
2017	64	—	$78,861	—	$1,407,972	$59,951
2018	65	$87,779	—	$87,779	—	—

The Normal Retirement Annual Benefit is described in Section V(A)(i) of the Plan. The amount expressed in the table above is the Guaranteed Minimum Withdrawal Benefit that is available as an annuity for the life of the Executive. Note that the Guaranteed Minimum Withdrawal Benefit is a percentage of the Income Account Value of the annuity at the time of Normal Retirement at Age 65.

The Early Retirement Annual Benefit is described in Section V(A)(ii) of the Plan. The amount expressed in the table above is the Guaranteed Minimum Withdrawal Benefit that is available as an annuity for the life of the Executive at each corresponding year. Note that the Guaranteed Minimum Withdrawal Benefit is a percentage of the Income Account Value of the annuity at the time of Normal Retirement at Age 65.

The Disability Annual Benefit is described in Section VII(B) of the Plan. The Disability Annual Benefit amount expressed in the table above is the Guaranteed Minimum Withdrawal Benefit at the Executive’s Normal Retirement Date at Age 65. The amount reflected in the table above does not include any Disability Benefit described in Section VII(A) of the Plan to which the Executive may also be entitled.

The Change in Control Lump Sum Benefit is described in Section VI(B) of the Plan. The amount expressed in the table above is the Cash Surrender Value of the annuity contract plus any Surrender Charges. The amount reflected in the table above does not include any Change in Control payments described in Section VI(A) of the Plan to which the Executive may also be entitled.

The Preretirement Death Benefit is described in Section V(A)(iii) of the Plan. The Preretirement Death Benefit amount expressed in the table above is the Account Balance payable at the time of the Executive’s death for each corresponding year.

PROJECTED BENEFITS SCHEDULE

WITH FIRST PAYMENT BEGINNING ON 01/01/2019

Year	Age	Annual BRP Frozen Benefit	Annual Frozen Benefit	Normal Retirement Annual Benefit	Total Annual Retirement Benefit
2018	65	$0	$112,176	$87,779	$199,955
2019	66	$0	$112,176	$87,779	$199,955
2020	67	$0	$112,176	$87,779	$199,955
2021	68	$0	$112,176	$87,779	$199,955
2022	69	$0	$112,176	$87,779	$199,955
2023	70	$82,212	$29,964	$87,779	$199,955
2024	71	$82,212	$29,964	$87,779	$199,955
2025	72	$82,212	$29,964	$87,779	$199,955
2026	73	$82,212	$29,964	$87,779	$199,955
2027	74	$82,212	$29,964	$87,779	$199,955
2028	75	$82,212	$29,964	$87,779	$199,955
2029	76	$82,212	$29,964	$87,779	$199,955
2030	77	$82,212	$29,964	$87,779	$199,955
2031	78	$82,212	$29,964	$87,779	$199,955
2032	79	$82,212	$29,964	$87,779	$199,955
2033	80	$0	$0	$87,779	$87,779
2034	81	$0	$0	$87,779	$87,779
2035	82	$0	$0	$87,779	$87,779
2036	83	$0	$0	$87,779	$87,779
2037	84	$0	$0	$87,779	$87,779

Note the Annual BRP Frozen Benefit is referenced in Section IV(B) to be used as an offset in the calculation of benefits under this Plan.

The “Annual Frozen Benefit” shown in the above “Projected Benefits Schedule” is expressed as an annual payment payable over 15 years (or $9,348.00 per month), including the 6% interest (compounded monthly). The “Normal Retirement Annual Benefit” shown in the above “Projected Benefits Schedule” is expressed as an annual amount in the form of a life annuity payable to the Executive until his death. These amounts are intended to project the benefit payable to the Executive based on a beginning date of January 1, 2019. However, the Executive’s actual annual annuity amount will be calculated based on the terms of the Plan when the Executive separates from service (or experiences another payment event specified in the Plan). The Executive’s annual annuity amount reflected in the column titled, “Normal Retirement Annual Benefit,” is intended to be an estimate of the annuity payout of the underlying insurance policy or Annuity Contract.